Exhibit 5.4

AMENDED AND RESTATED STOCKHOLDER’S AGREEMENT

AMENDED AND RESTATED STOCKHOLDER’S AGREEMENT (the “Agreement”), dated as of June 9, 2017, is made and entered by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company”), and CDI Holdings, LLC, an Illinois limited liability company (together with any Affiliate (as such term is defined on the date hereof under the rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”)) of CDI Holdings, LLC who executes a counterpart of this Agreement and agrees to be bound by the provisions hereof, the “Stockholder”).

WHEREAS, the Company and The Duchossois Group, Inc. (f/k/a Duchossois Industries, Inc.) entered into that certain Stockholder’s Agreement, dated as of September 8, 2000, as amended by the First Amendment to the Stockholder’s Agreement, dated as of November 19, 2015 (the “Stockholder’s Agreement”), and the Stockholder assumed and agreed to be bound by all of the terms and obligations of the Stockholder’s Agreement pursuant to the Joinder to the Stockholder’s Agreement, dated as of February 29, 2016;

WHEREAS, the Stockholder and the Company have entered into a Stock Repurchase Agreement (the “Repurchase Agreement”), dated as of even date herewith, pursuant to which the Company is repurchasing from the Stockholder the number of shares of the Company’s common stock, no par value (the “Common Stock”), set forth therein, upon the terms and subject to the conditions set forth in the Repurchase Agreement; and

WHEREAS, in connection with their entry into the Repurchase Agreement, the Company and the Stockholder desire to amend and restate the Stockholder’s Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Repurchase Agreement and intending to be legally bound hereby, the parties hereto agree that the Stockholder’s Agreement is hereby amended and restated as follows:

Section 1. REGISTRATION RIGHTS

(a) “PIGGYBACK” REGISTRATION. Whenever the Company proposes to file a registration statement relating to any of its capital stock under the Securities Act (other than a registration statement required to be filed in respect of employee benefit plans of the Company on Form S-8 or any similar form from time to time in effect or any registration statement on form S-4 or similar successor form), the Company shall, at least twenty-one days (or if such twenty-one day period is not practicable, then a reasonable shorter period which shall not be less than seven days) prior to such filing, give written notice of such proposed filing to the Stockholder. Upon receipt by the Company not more than seven days (unless the notice given to the Stockholder pursuant to the previous sentence is less than ten days, in which case such seven-day period shall be shortened to five days) after such notice of a written request from the Stockholder for registration of shares of Common Stock (the shares of Common Stock held by the Stockholder, together with any equity securities of the Company acquired by the Stockholder, are sometimes collectively referred to as the “Shares”) (i) the Company shall include such Shares in such registration statement or in a separate registration statement concurrently filed, and shall use all reasonable efforts to cause such registration statement to become effective with respect to such Shares, unless the managing underwriter therefor concludes in its reasonable judgment that compliance with this clause (i) would materially adversely effect such offering, in which event the Company shall cause such Shares to be registered under a separate registration statement a limited period of time thereafter, which in no event shall be more than 60 days and (ii) if such proposed registration is in connection with an underwritten offering of Common Stock, upon request of the Stockholder, the Company shall use all reasonable efforts to cause the managing underwriter therefor to include in such offering the Shares as to which the Stockholder requests such inclusion, on terms and conditions comparable to those of the securities offered on behalf of the Company, unless the managing underwriter therefor concludes in its reasonable judgment that the inclusion of such Shares in such offering would materially adversely affect such offering.

(b) DEMAND REGISTRATION. If the Company shall receive at any time or from time to time a written request from the Stockholder requesting the Company to register Shares under the Securities Act on Form S-3 (or if the Company is not eligible to use Form S-3, then on Form S-1), or any other similar form then in effect, the Company agrees that it will use all reasonable efforts to cause the prompt registration of all Shares as to which such request is made. The Company may postpone for a limited time, which in no event shall be longer than 90 days, compliance with a request for registration pursuant to this Section 1(b) if (i) such compliance would materially adversely affect (including, without limitation, through the premature disclosure thereof) a proposed financing, reorganization, recapitalization, merger, consolidation or similar transaction or (ii) the Company is conducting a public offering of capital stock and the managing underwriter concludes in its reasonable judgment that such compliance would materially adversely affect such offering. Notwithstanding anything in this Section 1(b) to the contrary, the Company shall not be required to: (1) comply with more than one (1) request of the Stockholder pursuant to this Section 1(b) or (2) prepare or cause to be prepared audited financial statements of the Company other than those prepared in the normal course of the Company’s business, whether at its fiscal year end or at other times when such audited financial statements are required to be filed by the Commission. Any underwriter selected by the Stockholder to act as such in connection with a registration pursuant to this Section 1(b) shall be reasonably acceptable to the Company.

(c) GENERAL PROVISIONS. The Company will use all reasonable efforts to cause any registration statement referred to in Sections 1(a) and (b) to become effective and to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of 45 days from the effective date of the registration statement and the date the Stockholder completes its distribution of Shares. The Company will use all reasonable efforts to effect such qualifications under applicable “blue sky” or other state securities laws as may be reasonably requested by the Stockholder (provided that the Company shall not be obligated to file a general consent to service of process or qualify to do business as a foreign corporation or otherwise subject itself to taxation in any jurisdiction solely for the purpose of any such qualification) to permit or facilitate such sale or other distribution. The Company will cause the Shares to be listed on the principal stock exchange on which the shares of Common Stock are listed.

(d) INFORMATION, DOCUMENTS, ETC. Upon making a request for registration pursuant to Sections 1(a) or (b), the Stockholder shall furnish to the Company such information regarding its holdings and the proposed manner of distribution thereof as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein. The Company agrees that it will furnish to the Stockholder the number of prospectuses, offering circulars or other documents, or any amendments or supplements thereto, incident to any registration, qualification or compliance referred to herein as the Stockholder from time to time may reasonably request.

(e) EXPENSES. The Company will bear all expenses of registrations (other than underwriting discounts and commissions and brokerage commissions and fees, if any, payable with respect to Shares sold by the Stockholder and fees and expenses of counsel and any accountants for the Stockholder), including, without limitation, registration fees, printing expenses, expenses of compliance with “blue sky” or other state securities laws, and legal and audit fees incurred by the Company in connection with such registration and amendments or supplements in connection therewith.

(f) COOPERATION. In connection with any registration of Shares, the Company agrees to:

(i) enter into such customary agreements (including an underwriting agreement containing such representations and warranties by the Company and such other terms and provisions, including indemnification provisions, as are customarily contained in underwriting agreements for comparable offerings and, if no underwriting agreement is entered into, an indemnification agreement on such terms as is customary in transactions of such nature) and take all such other actions as the Stockholder or the underwriters, if any, participating in such offering and sale may reasonably request in order to expedite or facilitate such offering and sale;

(ii) furnish, at the request of the Stockholder or any underwriters participating in such offering and sale, (A) a comfort letter or letters, dated the date of the final prospectus with respect to the Shares and/or the date of the closing for the sale of the Shares from the independent certified public accountants of the Company and addressed to the Stockholder and any underwriters participating in such offering and sale, which letter or letters shall state that such accountants are independent with respect to the Company within the meaning of applicable independence requirements and shall address such matters as the Stockholder and underwriters may reasonably request and as may be customary in transactions of a similar nature for similar entities and (B) an opinion, dated the date of the closing for the sale of the Shares, of the counsel representing the Company with respect to such offering and sale (which counsel may be the General Counsel of the Company or other counsel reasonably satisfactory to the Stockholder), addressed to the Stockholder and any such underwriters, which opinion shall address such matters as they may reasonably request and as may be customary in transactions of a similar nature for similar entities;

(iii) make available for inspection by the Stockholder, the underwriters, if any, participating in such offering and sale (which inspecting underwriters shall, if reasonably possible, be limited to any manager or managers for such participating underwriters), the counsel for the Stockholder, one accountant or accounting firm retained by the Stockholder and any such underwriters, or any other agent retained by the Stockholder or such underwriters, all financial and other records, corporate documents and properties of the Company, and supply such additional information, as they shall reasonably request; PROVIDED that any such party shall keep the contents thereof confidential.

(g) ACTION TO SUSPEND EFFECTIVENESS; SUPPLEMENT TO REGISTRATION STATEMENT.

(i) The Company will notify the Stockholder and its counsel promptly of (A) any action by the Commission to suspend the effectiveness of the registration statement covering the Shares or the institution or threatening of any proceeding for such purpose (a “stop order”) or (B) the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. Immediately upon receipt of any such notice, the Stockholder shall cease to offer or sell any Shares pursuant to the registration statement in the jurisdiction to which such stop order or suspension relates. The Company will use all reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and will notify the Stockholder and its counsel at the earliest practicable date of the date on which the Stockholder may offer and sell Shares pursuant to the registration statement.

(ii) Within the applicable period referred to in Section 1(c) following the effectiveness of a registration statement filed pursuant to these registration rights, the Company will notify the Stockholder and its counsel promptly of the occurrence of any event or the existence of any state of facts that, in the judgment of the Company, should be set forth in such registration statement. Immediately upon receipt of such notice, the Stockholder shall cease to offer or sell any Shares pursuant to such registration statement, cease to deliver or use such registration statement and, if so requested by the Company, return to the Company, at its expense, all copies (other than permanent file copies) of such registration statement. The Company will, as promptly as practicable, take such action as may be necessary to amend or supplement such registration statement in order to set forth or reflect such event or state of facts. The Company will furnish copies of such proposed amendment or supplement to the Stockholder and its counsel and will not file or distribute such amendment or supplement without the prior consent of the Stockholder, which consent shall not be unreasonably withheld.

(h) INDEMNIFICATION.

(i) The Company agrees to indemnify and hold harmless the Stockholder in respect of Shares offered pursuant to a registration statement and the Affiliates, directors, officers, agents, representatives and employees of the Stockholder or its Affiliates, and each other person, if any, who controls any such person or its Affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “1934 Act”) (each, a “Participant”), from and against any and all losses, claims, damages and liabilities (including, without limitation, the reasonable legal fees and other expenses actually incurred in connection with any suit, action or proceeding or any claim asserted) caused by, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement pursuant to which the offering of such Shares is registered (or any amendment thereto) or related final prospectus (or any amendments or supplements thereto) or any related preliminary prospectus, or caused by, arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the Company will not be required to indemnify the Stockholder if (A) such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of the Stockholder expressly for use therein or (B) if such untrue statement or omission or alleged untrue statement or omission was contained or made in any preliminary prospectus and corrected in the final prospectus or any amendment or supplement thereto and the final prospectus does not contain any other untrue statement or omission or alleged untrue statement or omission of a material fact that was the subject matter of the related proceeding.

(ii) The Stockholder agrees to indemnify and hold harmless the Company, its directors and officers and each person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from the Company to the Stockholder, but only (A) with reference to information furnished to the Company in writing by or on behalf of the Stockholder expressly for use in any registration statement or final prospectus, any amendment or supplement thereto, or any preliminary prospectus or (B) with respect to any untrue statement or representation made in connection with the offering by the Stockholder in writing to the Company. The liability of the Stockholder under this paragraph shall in no event exceed the proceeds received by it from sales of Shares giving rise to such obligations. In connection with any underwritten public offering, the underwriting agreement shall include customary indemnification of the Company by the underwriters.

(iii) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Person”) in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may reasonably designate in such proceeding and shall pay the reasonable fees and expenses actually incurred by such counsel related to such proceeding; PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Person shall not relieve it of any obligation or liability which it may have hereunder or otherwise (unless and only to the extent that such failure results in the loss or compromise of any material rights or defenses by the Indemnifying Person). In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (A) the Indemnifying Person and the Indemnified Person shall have mutually agreed in writing to the contrary, (B) the Indemnifying Person shall have failed within a reasonable period of time to retain counsel reasonably satisfactory to the Indemnified Person or (C) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Person shall not, in connection with any one such proceeding or separate but substantially similar related proceeding in the same jurisdiction arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed promptly as they are incurred. Any such separate firm for the Stockholder and such control persons of the Stockholder shall be designated in writing by the Stockholder and any such separate firm for the Company, its directors, its officers and such control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent or if there be a final non-appealable judgment for the plaintiff for which the Indemnified Person is entitled to indemnification pursuant to these provisions, the Indemnifying Person agrees to indemnify and hold harmless each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement or compromise of any pending or threatened proceeding in respect of which any Indemnified Person is or has been a party, and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (X) includes an unconditional written release of such

Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (Y) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

(iv) If the indemnification provided for in the first and second paragraphs of this Section 1(h) is for any reason unavailable to, or insufficient to hold harmless, an Indemnified Person in respect of any losses, claims, damages or liabilities referred to therein (other than by reason of the exceptions provided therein), then each Indemnifying Person under such paragraphs, in lieu of indemnifying such Indemnified Person thereunder and in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Person or Persons on the one hand and the Indemnified Person or Persons on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Stockholder or such other Indemnified Person, as the case may be, on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances. The contribution required of the Stockholder under this paragraph shall in no event exceed the proceeds received by it from sales of Shares giving rise to such obligations.

(v) The parties agree that it would not be just and equitable if contribution pursuant to this Section 1(h) were determined by pro rata allocation (even if the Participants were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 1(h), in no event shall a Participant be required to contribute any amount in excess of the amount by which proceeds received by such Participant from sales of Shares exceeds the amount of any damages that such Participant has otherwise been required to pay or has paid by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(vi) The indemnity and contribution agreements contained in this Section 1(h) will be in addition to any liability which the Indemnifying Persons may otherwise have to the Indemnified Persons referred to above.

Section 2. LEGEND ON CERTIFICATES. The Stockholder hereby acknowledges and agrees that each of the certificates representing the Shares held by the Stockholder shall be subject to stop transfer instructions and shall include the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Within one business day after receipt by the Company of a demand by the Stockholder, the Company agrees to terminate the stop transfer instructions and remove the above legend (a) in connection with transfers pursuant to Section 1 of this Agreement or (b) if the Company is furnished an opinion of counsel reasonably satisfactory to the Company that such Shares may be freely transferred under applicable securities laws.

Section 3. DIRECTORS. Each of Richard L. Duchossois and Craig J. Duchossois (the “Duchossois Directors”) shall continue to serve as members of the Board of Directors of the Company until the expiration of their respective current terms of office, subject, however, to prior death, resignation, retirement, disqualification or removal from office in the manner provided in the Amended and Restated Articles of Incorporation, Bylaws and policies of, and subject to any existing waivers specific to Richard L. Duchossois and Craig J. Duchossois (which waivers will only be effective until the expiration of their respective current terms of office) by, the Company, in each case as in effect on the date hereof. Upon the end of his respective current term of office, each Duchossois Director shall not stand for re-election to the Board of Directors of the Company and shall become a Director Emeritus of the Company pursuant to the Bylaws of the Company. In addition, upon the end of his current term of office, Richard L. Duchossois shall become Chairman Emeritus of Arlington International Race Course and will retain office space at Arlington International Race Course.

Section 4. SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by a party of any covenants or agreements contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 5. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented only by written agreement of the Stockholder and the Company.

Section 6. NOTICES. All notices, requests, demands and other communications required or permitted shall be made in writing by hand-delivery, registered first-class mail, email or air courier guaranteeing overnight delivery:

(a)	If to the Stockholder, to:

CDI Holdings, LLC

444 W. Lake, Suite 2000

Chicago, Illinois 60606

Attention: General Counsel

Email: ereeves@duch.com

or to such other person or address as the Stockholder shall furnish to the Company;

(b)	If to the Company, to:

Churchill Downs Incorporated

600 N. Hurstbourne Parkway, Ste. 400

Louisville, Kentucky 40222

Attention: General Counsel

Email: brad.blackwell@kyderby.com

or to such other person or address as the Company shall furnish to the Stockholder in writing.

All such notices, requests, demands and other communications shall be deemed to have been duly given; at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if emailed; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 7. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall fail to be in effect only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or of any such provision.

Section 8. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as otherwise provided for or permitted herein neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. The Stockholder may assign its rights hereunder to any Affiliate of the Stockholder that is a purchaser or transferee of Shares; provided, that such Affiliate shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be bound hereby as if such purchaser or transferee had originally been a party hereto.

Section 9. GOVERNING LAW. THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. The Company and the Stockholder each agrees that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York, and the Company and the Stockholder each agrees to submit to the jurisdiction of, and to venue in, such courts.

Section 10. TERMINATION. Section 1 of this Agreement shall terminate and be of no further force or effect on the date on which the Stockholder beneficially owns less than 5% of the then outstanding shares of Common Stock.

Section 11. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12. HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

Section 13. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

Section 14. THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

Churchill Downs Incorporated		CDI Holdings, LLC

By:	/s/ Marcia Dall	By:	/s/ Eric Reeves
Name: Title:	Marcia Dall Executive Vice President and Chief Financial Officer	Name: Title:	Eric Reeves Vice President and General Counsel